EXHIBIT 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
John Hicks	James R. Talevich
Beckman Associates	Chief Financial Officer
(310) 277-5162	(949) 206-2700
info@BerkmanAssociates.com	www.IFLO.com

I-Flow’s Regional Anesthesia Sales Gain 125%, Propel
Fourth Quarter Total Revenue 46% To Record $13.7 Million

ON-Q® Sales Ramp Sets Pace for Eighth Consecutive Quarter of Record Revenue

     LAKE FOREST, CALIFORNIA, February 24, 2004 . . . I-FLOW CORPORATION (NASDAQ:IFLO) announced today that revenue for the fourth quarter ended December 31, 2003 rose 46% to a record $13,703,000 from $9,395,000 for the fourth quarter of fiscal 2002. The Company’s Regional Anesthesia business led the advance with a 125% increase in revenue to $5,226,000 from $2,327,000 for last year’s fourth quarter.

     Net income for this year’s fourth quarter, which includes net income from discontinued operations of $68,000 from Spinal Specialties, Inc. and a $2,283,000 gain on the sale of Spinal Specialties, was $804,000, or $0.04 per diluted share. This compares to net income of $90,000, or $0.01 per diluted share, for last year’s fourth quarter, which includes net income of $8,000 from Spinal Specialties. The net loss from continuing operations for this year’s fourth quarter was $1,547,000, or $0.09 per diluted share, versus net income from continuing operations of $82,000, or $0.01 per diluted share, for the same period last year. The loss from continuing operations for this year’s fourth quarter included a write-down of $672,000 for tooling, patents and inventory related to IV Infusion Therapy’s declining electronic pump manufacturing business. The write-down resulted in additional cost of sales of $582,000 and additional research and development expenses of $90,000.

     “Record fourth quarter revenue capped eight consecutive quarters of record top-line growth as we made great strides in building our post-surgical pain relief business. We continued to build our sales force, which now totals over 110 professionals, to extend I-Flow’s reach into the large, under-penetrated market for the ON-Q® Post-Operative Pain Relief System. A growing pool of clinical data confirming the therapeutic and economic advantages of ON-Q provided invaluable support for our marketing and sales effort. We are optimistic about the opportunity for ON-Q in 2004 and will continue to implement programs to expand I-Flow’s share of the post-surgical pain relief market,” said Chairman, President and Chief Executive Officer Donald M. Earhart.

     For the twelve month period ended December 31, 2003 revenue from continuing operations rose 36% to a record $47,043,000 from $34,663,000 in fiscal 2002. Net income for 2003, which includes net income from discontinued operations of $328,000 from Spinal Specialties and a gain of $2,283,000 on the sale of Spinal Specialties, was $457,000, or $0.03 per diluted share. This compares to a net loss of $3,035,000, or $0.19 per diluted share, for fiscal 2002, which includes net income of $24,000 from Spinal Specialties and a loss of $3,474,000 from the cumulative effect of a change in accounting principle. The net loss from continuing operations for fiscal 2003 was $2,154,000, or $0.13 per diluted share, versus net income from continuing operations of $415,000, or $0.03 per diluted share, for fiscal 2002.

     In a transaction effective November 1, 2003, I-Flow sold Spinal Specialties, Inc. to Integra LifeSciences Holdings Corporation (NASDAQ:IART) for approximately $6,000,000.

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I-Flow’s Regional Anesthesia Sales Gain 125%, Propel Fourth Quarter Total Revenue 46%
To Record $13.7 Million
February 24, 2004
Page Two

Regional Anesthesia

     Sales for I-Flow’s Regional Anesthesia market segment, which includes ON-Q Classic, ON-Q C-blocTM, ON-Q Elite, SoakerTM Catheter and the award-winning PainBuster® Pain Management System, increased 125% to $5,226,000 for this year’s fourth quarter versus $2,327,000 for the same period in 2002. For the twelve months ended December 31, 2003, Regional Anesthesia sales grew 88% to $16,112,000 compared to $8,582,000 for fiscal 2002. U.S. sales of ON-Q excluding PainBuster increased 112% for the quarter and 81% for the year as compared to the same period amounts in the prior year.

     I-Flow is utilizing the resources and expertise of its InfuSystem subsidiary to drive sales in the Regional Anesthesia market segment. In January 2004, I-Flow initiated its new ON-Q Third Party Billing Program enabling Ambulatory Surgery Centers (ASCs) to provide patients with this emerging standard in post-surgical pain relief and I-Flow with reimbursement for the cost of the device. Piloted in 2003, the program facilitates the adoption of ON-Q by physicians and minimizes paperwork for participating ASCs. I-Flow’s InfuSystem subsidiary, which has built relationships and secured contracts with insurance companies for more than 18 years, will process claims submitted by the centers and directly bill a patient’s insurance company. “Our objective is to make the use of ON-Q seamless for ambulatory surgery centers and surgeons,” Earhart said. In addition to the ON-Q third party billing, I-Flow introduced a program to educate surgeons on how to submit for payment for the procedure to insert the ON-Q catheter following surgery.

     “Clinical data supporting the adoption of ON-Q for pain relief after surgery is an essential component of I-Flow’s blueprint for growth. We have completed and presented 29 research studies. Additionally, we have on-going clinical trials at numerous leading U.S. universities and medical centers to demonstrate the clinical and economic advantages of ON-Q for a variety of surgical procedures. Typically, these studies have reported reductions in hospital stays by one to three days, reductions in narcotics use by 40% to 70% and reductions in treatment costs by 8% to 30%. Additional results from this research include increased patient satisfaction and substantial reduction in pain scores,” Earhart said.

     A study of patients requiring median sternotomy for open heart surgery published in The Journal of Thoracic and Cardiovascular Surgery found that their intake of narcotics following surgery was reduced by 41% and they experienced decreased pain levels when using ON-Q. It also found that hospital stays for ON-Q patients were reduced by an average of three days from the average of eight days typically needed for recovery, and patient charges were reduced by an average of 18%.

     In a corroborating study, research on the safety and efficacy of using ON-Q following coronary artery bypass graft surgery published in The Journal of American Society of Anesthesiologists found that ON-Q patients had significantly lower pain scores, as well as a 63% average reduction in the use of narcotics, and they left the hospital 1.5 days earlier on average.

     The Journal of Surgical Research reported that the use of ON-Q following surgery for the removal of axillary lymph nodes in patients with breast cancer resulted in statistically significant decreased pain and narcotics use by patients, enabling a quicker return to their normal lives. This research also showed that after 90 days there is evidence that when ON-Q was used there was a reduction in some of the chronic morbidities normally seen after breast cancer surgery.

     A study on the efficacy of ON-Q pain relief treatment following foot and ankle surgery published in Anesthesia & Analgesia found that ON-Q patients had a 70% average decrease in narcotics use, 67% average reduction in pain after surgery and 65% average reduction in length of hospital stay.

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I-Flow’s Regional Anesthesia Sales Gain 125%, Propel Fourth Quarter Total Revenue 46%
To Record $13.7 Million
February 24, 2004
Page Three

     Two studies presented at the American College of Surgeons 89th Annual Clinical Congress demonstrated that patients treated with a local anesthetic infused directly into the incision site with ON-Q returned to their normal lives faster after open inguinal hernia repair and thoracotomy procedures.

     The results of these studies have sparked media interest about the benefits of ON-Q and have resulted in stories like the one that appeared in the December 2003 Reader’s Digest, which has a circulation of more than 11 million. These ON-Q mentions in mainstream magazines and newspapers have subsequently led to an increasing awareness by surgeons and patients alike.

Oncology Infusion Services

     Revenues for I-Flow’s InfuSystem subsidiary in the fourth quarter ended December 31, 2003 increased 27% to $3,403,000 from $2,683,000 for last year’s fourth quarter. Revenues for the twelve months ended December 31, 2003 were $13,022,000, a 27% increase over the $10,293,000 in revenues for the same period last year.

     “InfuSystem’s co-marketing activities with two major pharmaceutical companies to provide physicians with pumps to administer the new drugs Camptosar and Eloxatin to treat colorectal cancer are having a significant impact on the clinical use of ambulatory infusion pump protocols for chemotherapy. Acceptance of these two drugs is growing rapidly, and we believe that will continue in the future,” Earhart said.

IV Infusion Therapy

     Worldwide sales for IV Infusion Therapy, which include the Company’s intravenous elastomeric pumps, mechanical infusion devices and electronic infusion pumps and disposables, increased 16% to $5,074,000 for the fourth quarter ended December 31, 2003 from $4,385,000 for the same period last year. Sales for this year’s twelve month period increased 13% to $17,909,000 from $15,788,000 for fiscal 2002. The Company’s loss from continuing operations for this year’s fourth quarter and this year included a write-down of $672,000 for tooling, patents and inventory related to the declining electronic IV pump business. Revenues from sales of these products into the IV Infusion Therapy market were approximately $530,000 during 2003.

Balance Sheet

     At December 31, 2003, I-Flow reported working capital of $31.5 million, no long-term debt and shareholders’ equity of $44.8 million. Cash and cash equivalents totaled $15.2 million.

Conference Call

     I-Flow has scheduled a conference call today at 11:00 a.m. ET. A simultaneous webcast may be accessed from the Investors link or the Investors’ Event Calendar link at www.IFLO.com. A replay will be available after 1:00 p.m. ET at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21185598 after 1:00 p.m. ET.

About I-Flow

     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost effective solutions for pain relief.

Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments that express the Company’s opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company “believes,” “anticipates,” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release which seek to advise interested parties of the risks and other factors that affect the Company’s business, as well as in the Company’s periodic reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company’s business include reliance on the success of the home health care industry, the Company’s success in pursuing its direct sales strategy, the reimbursement system currently in place and future changes to that system, competition in the industry, economic and political conditions in foreign countries, currency exchange rates, inadequacy of booked reserves, technological changes and product availability. Any such forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.

(tables attached)

#35xx

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net Revenues	$13,703	$9,395	$47,043	$34,663
Cost of sales	5,411	2,862	17,210	11,986

Gross Profit	8,292	6,533	29,833	22,677
Costs and expenses:
Selling, general & administrative	9,837	5,900	30,753	19,859
Research & development	750	471	2,361	2,104

Total expenses	10,587	6,371	33,114	21,963
Operating Income (loss)	(2,295)	162	(3,281)	714
Interest expense (income), net	8	(1)	46	(6)

Income (loss) before taxes	(2,303)	163	(3,327)	720
Provision (benefit) for income taxes	(756)	81	(1,173)	305

Net income (loss) from continuing operations	(1,547)	82	(2,154)	415

Net income from discontinued operations, net of tax	68	8	328	24
Gain on sale of discontinued operations, net of tax	2,283	—	2,283	—
Cumulative effect of a change in accounting principle for goodwill impairment	—	—	—	(3,474)

Net Income (Loss)	$804	$90	$457	$(3,035)

Net income (loss) per share from Continuing Operations:
Basic	(0.09)	0.01	(0.13)	0.03
Diluted	(0.09)	0.01	(0.13)	0.03
Net income (loss) per share from discontinued operations and cumulative effect of a change in accounting principle
Basic	0.13	—	0.16	(0.23)
Diluted	0.13	—	0.16	(0.22)
Net income (loss) per share
Basic	0.04	0.01	0.03	(0.20)
Diluted	$0.04	$0.01	$0.03	$(0.19)

Weighted average shares outstanding
Basic	18,037	15,389	16,384	15,368
Diluted	18,037	15,573	16,384	15,879

CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)(Unaudited)

	Dec. 31,	Dec. 31,		Dec. 31,	Dec. 31,
ASSETS	2003	2002	LIABILITIES AND EQUITY	2003	2002

Current Assets	$38,590	$22,247	Current Liabilities	$7,123	$5,590
Property, Plant & Equipment, Net	6,744	5,626	Long-term liabilities	—	1
Other Assets	6,562	5,188	Shareholders' Equity	44,773	27,470

Total	$51,896	$33,061	Total	$51,896	$33,061